Summary: Adage, Inc. (NASDAQ:ADGE) Annual
                                                 Stockholders' Meeting outlined
                                                Company's business strategy and
                                           updated status of its implementation

                                                               Company Contact:
                                                            Donald F.U. Goebert
                                                           Chairman & President
                                                     Adage, Inc. (610) 430-3900

FOR IMMEDIATE RELEASE:

WEST CHESTER, PA, DECEMBER 18, 1996 ... ADAGE, INC. (NASDAQ:ADGE). At the conclusion of its Annual Stockholders' Meeting, Mr. Donald Goebert, President of Adage, Inc. outlined the Company's business strategy and updated the status of its implementation.

"For the last few years our strategy has been to reposition Adage's asset base so as to allow the Company to exploit opportunities in the wireless communication business", reported Mr. Goebert.

"Our implementation of this strategy has already produced strong results. We have grown RELM Communications, our wireless communications subsidiary, to where it now has annualized sales approaching $50 million, and is the most substantial source of profits for the Company."

"One indication of the success of this strategy is RELM's recent award of a contract for approximately $40,000,000 from the U.S. Army for wireless communications equipment. RELM also recently announced the introduction of a new line of multi-band programmable radio scanners, which marks its return to the scanner segment after a ten-year hiatus. The Company plans to expand its already strong international sales and has recently added an experienced sales person to service this area."

"Adage continues to reposition its asset base to support these successes. RELM has recently hired a Chief Scientist, who will help to focus its research and development activities. The Company plans to begin construction on a 30,000 square foot addition to its Melbourne, Florida facility, which will allow further expansion of its business. On January 1, 1997 the Company is implementing a new state-of-the-art integrated information system for RELM which will link on a real-time basis all aspects of the Company."

"We intend to continue our asset repositioning strategy, and are exploring a variety of opportunities to identify those which are potentially viable. We plan to carry out this repositioning so as to ensure that it benefits our employees, our customers and our shareholders."

Adage, Inc. is a producer of wireless communications equipment and electronics products and also has interests in paperboard manufacturing.


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